UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): |X| Form 10-K     |_| Form 11-K     |_| Form 20-F     |_| Form 10-Q
             |_| Form N-SAR    |_| Form N-CSR

             For Period Ended: December 31, 2007

|_|   Transition Report on Form 10-K

|_|   Transition Report on Form 20-F

|_|   Transition Report on Form 11-K

|_|   Transition Report on Form 10-Q

|_|   Transition Report on Form N-SAR

For the Transition Period Ended:___________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates: _______________________

PART I -- REGISTRANT INFORMATION

Full name of registrant:              Devine Entertainment Corporation
                         -------------------------------------------------------

Former name if applicable:                          n/a
                           -----------------------------------------------------

Address of principal executive office (street and number):
                            2 Berkeley St. Ste. 504
--------------------------------------------------------------------------------

City, state and zip code:             Toronto, Ontario, Canada M5A 2W3
                          ------------------------------------------------------

PART II -- RULES 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

        |  (a)    The reason described in reasonable detail in Part III of this
        |         form could not be eliminated without unreasonable effort or
        |         expense.
        |
        |  (b)    The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
|X|     |         N-CSR, or portion thereof, will be filed on or before the
        |         fifteenth calendar day following the prescribed due date; or
        |         the subject quarterly report or transition report on Form 10-Q
        |         or subject distribution report on Form 10-D, or portion
        |         thereof, will be filed on or before the fifth calendar day
        |         following the prescribed due date: and
        |
        |  (c)    The accountant's statement or other exhibit is required by
        |         Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Company and the Company's auditors require additional time to complete the review and audit process of the Company's year end financial statements, notes and MD&A. Accordingly, the Company cannot complete the filing of its Form 10-KSB for the year ended December 31, 2007 without unreasonable effort and expense.

In accordance with Rule 12b-25 of The Securities Exchange Act of 1934, the Company will file its form 10-KSB no later that the 15th calender day following the prescribed due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

    Richard Mozer                     (416)                       364-2282
----------------------        --------------------         ---------------------
        Name                        Area Code                Telephone Number

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of

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the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Devine Entertainment Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2008                  By: /s/ Richard Mozer
                                          -------------------------------------
                                          Printed Name: Richard Mozer
                                          Title:        Chief Financial Officer